Exhibit 99.1

BRISTOL-MYERS SQUIBB ANNOUNCES EXTENSION OF

U.S. AGREEMENT FOR ABILIFY AND

ESTABLISHMENT OF AN ONCOLOGY COLLABORATION WITH OTSUKA

Agreement extends a highly successful neuroscience collaboration to 2015 and expands strategic collaboration into oncology

Company confirms 2009 GAAP EPS guidance of $1.58 - $1.73 and non-GAAP EPS guidance of $1.85 - $2.00

Company confirms 2007-2010 15% non-GAAP EPS CAGR and expects minimum $0.30 accretion in 2013 and 2014

Princeton, New Jersey, April 6, 2009 – Bristol-Myers Squibb Company (NYSE: BMY) today announced an agreement with Otsuka Pharmaceutical Co., Ltd. (hereafter, “Otsuka”) to extend the U.S. portion of the companies’ long-standing agreement for the development and commercialization of ABILIFY® (aripiprazole) from the currently scheduled end date of November 2012 until the expected loss of exclusivity in April 2015. In addition, the companies have established an oncology collaboration for two Bristol-Myers Squibb products – SPRYCEL® (dasatinib) and IXEMPRA® (ixabepilone).

“The announcement today is further evidence that Bristol-Myers Squibb is delivering on its commitments to advance its transformation to a leading next-generation BioPharma,” said Lamberto Andreotti, president and chief operating officer, Bristol-Myers Squibb. “The agreement with out long standing and valued collaborator Otsuka will help build our earnings base for 2013 and transition us to an expected period of growth in 2014 and beyond. Further, our balance sheet remains strong, which allows us to pursue business development opportunities as part of our String of Pearls strategy.”

“We are very pleased to continue our important work with Otsuka on ABILIFY. Our collaboration to develop this medicine that helps people with serious mental disorders has resulted in it becoming one of the industry’s most successful products,” he continued. “The expanded agreement also provides an opportunity for Bristol-Myers Squibb and Otsuka to work together in oncology. We believe that sharing our collective resources will benefit the cancer patients we serve.”

Agreement Terms

•	Under terms of the agreement Bristol-Myers Squibb will pay Otsuka an up-front cash payment of $400 million.

•	Beginning on January 1, 2010, the share of ABILIFY U.S. net sales Bristol-Myers Squibb will receive will change from 65% to:

•	58% for 2010;

•	53.5% for 2011;

•	51.5% for 2012.

•	During this period Otsuka will be responsible for 30% of expenses related to the commercialization of ABILIFY compared to having no responsibility under the existing collaboration agreement.

•

Beginning January 1, 2013, and through the expected loss of US exclusivity in 2015, Bristol-Myers Squibb will receive 50% of net sales up to $2.7 billion and a declining tiered share of net sales above $2.7 billion.

•	Otsuka will be responsible for 50% of commercialization expenses during this period.

•	Beginning in 2010, Bristol-Myers Squibb and Otsuka will collaborate on two oncology assets SPRYCEL and IXEMPRA as follows:

•	Otsuka will share in commercial expenses for the U.S., Europe and Japan and co-promote SPRYCEL with Bristol-Myers Squibb in the U.S., Japan and major EU markets;

•	Bristol-Myers Squibb will pay Otsuka a collaboration fee on aggregate annual net sales of SPRYCEL and IXEMPRA beginning in 2010 on a regressive tiering basis through 2020.

To provide details on the extended agreement and related financial updates, Bristol-Myers Squibb will hold an investor call today at 8:30 a.m. For details, please visit the Bristol-Myers Squibb web site www.bms.com/ir.

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to extend and enhance human life.

Financial Guidance and Long-Term Outlook

The financial guidance and long-term outlook provided in this press release are based upon current expectations and exclude specified items, the impact of any potential strategic transactions and the current global economic downturn/crisis. The long-term outlook further assumes that the Company and Otsuka maintain U.S. exclusivity for the Abilify patent through at least 2014.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings per share, adjusted to exclude certain costs, expenses, gains and losses and other specified items. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Reconciliations of GAAP to non-GAAP financial measures are available on the company’s website at bms.com.

Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Media Contacts:	Investor Contacts:

Tracy Furey	John Elicker
Bristol-Myers Squibb	Bristol-Myers Squibb
609-252-3208	609-252-4611

And

Brian Henry	Suketu Desai
Bristol-Myers Squibb	Bristol-Myers Squibb
609-252-3337	609-252-5796

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